Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 4, 2020

Registration No. 333-235698

NexPoint Real Estate Finance, Inc.

Free Writing Prospectus

February 4, 2020

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, subject to completion, dated February 4, 2020, included in Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-235698) of NexPoint Real Estate Finance, Inc. (the “Company”), as filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2020 (as so amended, the “Registration Statement”), relating to the Company’s proposed offering of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. The revised preliminary prospectus included in the Registration Statement has been filed with the SEC to make the changes described in this free writing prospectus. Except for the changes described in this free writing prospectus, no other material changes have been made to the revised preliminary prospectus included in the Registration Statement. Defined terms used in this free writing prospectus, but not defined herein, have the meanings ascribed to them in the preliminary prospectus.

To review the revised preliminary prospectus included in the Registration Statement, click the following link (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site at www.sec.gov):

https://www.sec.gov/Archives/edgar/data/1786248/000119312520024198/d759970ds11a.htm

The following has been added at the end of the first paragraph on page 2, at the end of the fourth paragraph on page 87, and at the end of the fourth paragraph on page 101:

“and our operating partnership will own approximately 26.4% of each of its subsidiary partnerships. Following the Formation Transaction and this offering, we, through our Operating Partnership, will have an approximately 26.4% economic interest in our Initial Portfolio. The percentage of subsidiary partnership units owned by our OP assumes (1) the Contribution Group contributes $252.7 million of net value, (2) a $20.00 per share value, the midpoint of the range set forth on the cover of this prospectus and (3) the underwriters do not exercise their option to purchase additional shares and is subject to change based on these assumptions and changes in the subsidiary partnerships’ working capital balance.”

The following has replaced the structure chart on page 20 and 121:

(1)

Contribution Group I consists of the following entities that have the following ownership of Subsidiary Partnership I units: NexPoint Strategic Opportunities Fund (8.1%); Highland Global Allocation Fund (2.6%); NexPoint Real Estate Strategies Fund (0.3%); and NexPoint WLIF, LLC, Series I (62.6%).

(2)	Contribution Group II consists of the following entities that have the following ownership of Subsidiary Partnership II units: Highland Income Fund (9.3%); and NexPoint WLIF, LLC, Series II (64.3%).
(3)

Contribution Group III consists of the following entities that have the following ownership of Subsidiary Partnership III units: NexPoint Capital (3.6%); NexPoint Capital REIT (2.0%); NREC TRS, Inc. (4.3%); NexPoint Real Estate Capital (15.0%); NexPoint Strategic Opportunities Fund (38.1%); Highland Income Fund (8.9%); and NexPoint Real Estate Strategies Fund (1.7%).

The percentage of subsidiary partnership units owned by our OP and the other entities listed above assumes (1) the Contribution Group contributes $252.7 million of net value, (2) a $20.00 per share value, the midpoint of the range set forth on the cover of this prospectus and (3) the underwriters do not exercise their option to purchase additional shares and is subject to change based on these assumptions and changes in the subsidiary partnerships’ working capital balance.”

The following has replaced the second paragraph on page 82:

“We intend to contribute the net proceeds from this offering to our OP in exchange for limited partnership interests in the OP and our OP intends to contribute the net proceeds from this offering to our subsidiary partnerships for limited partnership interests in the subsidiary partnerships. Pursuant to the terms of the OP’s limited partnership agreement, the OP will contribute the net proceeds in an amount equal to 28.0% to its first subsidiary partnership, 39.3% to its second subsidiary partnership and 32.7% to its third subsidiary partnership and will own approximately 26.4% of each of the subsidiary partnerships. The percentage of subsidiary partnership units owned by our OP assumes (1) the Contribution Group contributes $252.7 million of net value, (2) a $20.00 per share value, the midpoint of the range set forth on the cover of this prospectus and (3) the underwriters do not exercise their option to purchase additional shares and is subject to change based on these assumptions and changes in the subsidiary partnerships’ working capital balance.”

The following has replaced the line item heading entitled “Net income attributable to redeemable noncontrolling interests” on page 86:

“Net income attributable to redeemable noncontrolling interests (1)”

The following has been added as footnote (1) on page 86:

“(1) Upon completion of the IPO, the Company will contribute the net IPO proceeds of approximately $90.6 million (assuming $100.0 million in proceeds net of underwriting discounts and commission and offering expenses of $9.4 million) to the OP and then 28.0% to the first subsidiary partnership, 39.3% to the second subsidiary partnership and 32.7% to the third subsidiary partnership. Following the contributions, the Company, through its ownership in the OP, will have an approximately 26.4% ownership in each of the subsidiary partnerships. Income and expenses at the subsidiary partnerships will be allocated to the non-controlling interests and OP on a pro rata basis, with the OP receiving approximately 26.4% of the $28.9 million shown on the pro forma income statement, meaning approximately $7.6 million will be allocated to the controlling interests and approximately $21.3 million will be allocated to the non-controlling interests.”

The following has been added after the fourth sentence of the second paragraph on page 200:

“in our operating partnership and our operating partnership will own approximately 26.4% of each of its subsidiary partnerships. Following the Formation Transaction and this offering, we, through our Operating Partnership, will have an approximately 26.4% economic interest in our Initial Portfolio. The percentage of subsidiary partnership units owned by our OP assumes (1) the Contribution Group contributes $252.7 million of net value, (2) a $20.00 per share value, the midpoint of the range set forth on the cover of this prospectus and (3) the underwriters do not exercise their option to purchase additional shares and is subject to change based on changes in the subsidiary partnerships’ working capital balance.”

The following has been added at the end of the second paragraph on page F-6 and at the end of the fifth paragraph on page F-9:

“The pro forma financial statements do not give effect to the IPO, however, for a discussion of the effects of the IPO, see footnote (p) under “Assumptions in regard to unaudited pro forma consolidated statement of operations for the year ended December 31, 2019” in Note 4. Pro Forma Adjustments.”

The following has replaced the line item heading entitled “Net income attributable to redeemable noncontrolling interests” on page F-8:

“Net income attributable to redeemable noncontrolling interests (p)”

The following has been added after footnote (o) on page F-23:

“(p) Upon completion of the IPO, the Company will contribute the net IPO proceeds of approximately $90.6 million (assuming $100.0 million in proceeds net of underwriting discounts and commission and offering expenses of $9.4 million) to the OP and then 28.0% to the first subsidiary partnership, 39.3% to the second subsidiary partnership and 32.7% to the third subsidiary partnership. Following the contributions, the Company, through its ownership in the OP, will have an approximately 26.4% ownership in each of the subsidiary partnerships. Income and expenses at the subsidiary partnerships will be allocated to the non-controlling interests and OP on a pro rata basis, with the OP receiving approximately 26.4% of the $28.9 million shown on the pro forma income statement, meaning approximately $7.6 million will be allocated to the controlling interests and approximately $21.3 million will be allocated to the non-controlling interests.”

Where to Find Additional Information

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Raymond James & Associates, Inc. at 1-800-248-8863; Keefe, Bruyette & Woods, Inc., A Stifel Company, at 1-800-966-1559; or Robert W. Baird & Co. Incorporated, at 1-800-792-2473.

3